Exhibit 8.1


                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, N.Y. 10017-3954
                                 (212) 455-2000
                               FAX: (212) 455-2502




                                               September 17, 1996


Atlantic City Electric Company
6801 Black Horse Pike
Egg Harbor Township, NJ  08234-4130

Ladies and Gentlemen:

     We have acted as special United States tax counsel to the Atlantic City Electric Company (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance of 2,800,000 of ___% Cumulative Quarterly Income Preferred Securities ("QUIPS"), each with a liquidation preference of $25. Capitalized terms not otherwise defined herein shall have the same meanings as they have in documents listed in the paragraph below (the "Transaction Documents").

     We have examined the Registration Statement, the Company's prospectus, and in each case as filed as an exhibit to the Regsitration Statement, (i) the form of the Amended and Restated Trust Agreement among the Company and the several trustees named therein, (ii) the form of the Junior Subordinated Indenture between the Company and The Bank of New York, as Trustee, and (iii) the form of the Guarantee Agreement between the Company, as Guarantor, and The Bank of New York, as Guarantee Trustee. In addition, we have examined such other documents, statutes and authorities, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     Based on the foregoing, we hereby confirm that the statements set forth in the Prospectus under the caption "Certain Federal Income Tax Consequences", insofar as they purport to constitute a summary of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute an accurate summary of the United States federal income tax matters described therein.

     We express no opinion with respect to the transactions referred to herein and in the Prospectus other than as expressly set forth herein. Our opinions are not binding on the IRS and the IRS could disagree with the opinions expressed herein. Although we
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Atlantic City Electric                 -2-                    September 17, 1996
  Company

believe that the opinions we express herein would be sustained if challenged, there can be no assurance that this will be the case.

     Our opinions are based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

     We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the federal law of the United States.

     This opinion letter is being delivered to each of the addressees solely for their benefit and none of the addressees may use, circulate, quote or otherwise refer to this opinion letter, or the opinions expressed herein, for any purpose without our express written consent. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the section entitled "Certain Federal Income Tax Consequences" contained in the Registration Statement.


                                       Very truly yours,


                                       /s/ Simpson Thacher & Bartlett

                                       SIMPSON THACHER & BARTLETT